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                                                                  Exhibit (2)(d)

                    AIM FLOATING RATE FUND (THE "REGISTRANT")

The Registrant's Agreement and Declaration of Trust provides as follows:

         Section 2.3.1. Subject to Article VI, Section 6.1 of this Agreement, the Trustees shall have full power and authority, in their sole discretion without obtaining any prior authorization or vote of the Shareholders of any Portfolio, or Class thereof, to establish and designate and to change in any manner any Portfolio of Shares, or any Class or Classes thereof; to fix such preferences, voting powers, rights, and privileges of any Portfolio, or Classes thereof, as the Trustees may from time to time determine (but the Trustees may not change the preferences, voting powers, rights, and privileges of Outstanding Shares in a manner materially adverse to the Shareholders of such Shares without the prior approval of the affected Shareholders); to divide or combine the Shares of any Portfolio, or Classes thereof, into a greater or lesser number; to classify or reclassify any issued Shares of any Portfolio, or Classes thereof, into one or more Portfolios or Classes of Shares of a Portfolio; and to take such other action with respect to the Shares as the Trustees may deem desirable. A Portfolio and any Class thereof may issue any number of Shares but need not issue any shares. At any time that there are no Outstanding Shares of any particular Portfolio or Class previously established and designated, the Trustees may abolish that Portfolio or Class and the establishment and designation thereof.

         Section 2.3.2. Unless the establishing resolution or any other resolution adopted pursuant to this Section 2.3 otherwise provides, Shares of each Portfolio or Class thereof established hereunder shall have the following relative rights and preferences:

          (a) Shareholders shall have no preemptive or other right to subscribe to any additional Shares or other securities issued by the Trust or the Trustees, whether of the same or other Portfolio (or Class).

          (b) All consideration received by the Trust for the issue or sale of Shares of a particular Portfolio, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange, or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall be held and accounted for separately from the other assets of the Trust and of every other Portfolio and may be referred to herein as "assets belonging to" that Portfolio. The assets belonging to a particular Portfolio shall belong to that Portfolio for all purposes, and to no other Portfolio, subject only to the rights of creditors of that Portfolio. In addition, any assets, income, earnings, profits, or funds, or payments and proceeds with respect thereto, which are not readily identifiable as belonging to any particular Portfolio shall be allocated by the Trustees between and among one or more of the Portfolios for all purposes and such assets, income, earnings, profits, or funds, or payments and proceeds with respect thereto, shall be assets belonging to that Portfolio.



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          (c)  Each Class of a Portfolio shall have a proportionate undivided interest (as determined by or at the direction of, or pursuant to authority granted by, the Trustees, consistent with industry practice) ("Proportionate Interest") in the net assets belonging to that Portfolio. References herein to assets, expenses, charges, costs, and reserves "allocable" or "allocated" to a particular Class of a Portfolio shall mean the aggregate amount of such item(s) of the Portfolio multiplied by the Class's Proportionate Interest.

          (d) A particular Portfolio shall be charged with the liabilities of that Portfolio, and all expenses, costs, charges and reserves attributable to any particular Portfolio shall be borne by such Portfolio; provided that the Trustees may, in their sole discretion, allocate or authorize the allocation of particular expenses, costs, charges and/or reserves of a Portfolio to less than all the Classes thereof, in which event payment or other discharge of the expense(s), cost(s), charge(s) and/or reserve(s) allocated to a particular Class shall be chargeable first against the assets allocable to that Class and shall be chargeable against the assets allocable to the other Classes of that Portfolio only to the extent the amount of the payment or other discharge exceeds such particular Class's allocable assets. Any general liabilities, expenses, costs, charges or reserves of the Trust (or any Portfolio) that are not readily identifiable as chargeable to or bearable by any particular Portfolio (or any particular Class) shall be allocated and charged by the Trustees between or among any one or more of the Portfolios (or Classes) in such manner as the Trustees in their sole discretion deem fair and equitable. Each such allocation shall be conclusive and binding upon the Shareholders of all Portfolios (or Classes) for all purposes. Without limitation of the foregoing provisions of this Subsection 2.3.2, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Portfolio shall be enforceable against the assets of such Portfolio only, and not against the assets of the Trust generally or the assets belonging to any other Portfolio. Notice of this contractual limitation on inter-Portfolio liabilities shall be set forth in the Certificate of Trust described in Article I, Section 1.4 of this Agreement (whether originally or by amendment), and upon the giving of such notice in the Certificate of Trust, the statutory provisions of
               Section 3804 of the Delaware Act relating to limitations on inter-Portfolio liabilities (and the statutory effect under Section 3804 of setting forth such notice in the Certificate of Trust) shall become applicable to the Trust and each Portfolio.

               All references to Shares in this Agreement shall be deemed to be shares of any or all Portfolios, or Classes thereof, as the context may require. All provisions herein relating to the Trust shall apply equally to each Portfolio of the Trust, and each Class thereof, except as the context otherwise requires.


         Section 6.1. Voting Powers. The Shareholders shall have power to vote only with respect to (1) the election of Trustees as provided in Article III,
Section 3.6, (2) the removal of a Trustee as


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provided in Article III, Section 3.3(d), (3) any investment advisory contract to the extent required by the 1940 Act, (4) termination of the Trust or a Portfolio or Class thereof as provided in Article IX, Section 9.3, (5) amendment of this Agreement only as provided in Article IX, Section 9.7, (6) the sale or other transfer of all or substantially all the assets of the Trust or belonging to any Portfolio, unless the primary purpose of such sale or other transfer is to change the Trust's domicile or form of organization or form of business trust;
(7) the merger or consolidation of the Trust or any Portfolio with and into another Company or a series or portfolio thereof, unless (A) the primary purpose of such merger or consolidation is to change the Trust's domicile or form of organization or form of business trust, or (B) after giving effect to such merger or consolidation, based on the number of Outstanding Shares as of a date selected by the Trustees, the Shareholders of the Trust or such Portfolio will have a majority of the outstanding shares of the surviving Company or series or portfolio thereof, as the case may be; and (8) such additional matters relating to the Trust as may be required by law or as the Trustees may consider desirable.

         Until Shares are issued, the Trustees may exercise all rights of Shareholders and may make any action required or permitted by law, this Agreement or any of the Bylaws of the Trust to be taken by Shareholders.

         On any matter submitted to a vote of the Shareholders, all Shares shall be voted together, except when required by applicable law or when the Trustees have determined that the matter affects the interests of one or more Portfolios (or Classes), then only the Shareholders of all such Portfolios (or Classes) shall be entitled to vote thereon. Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote, and each fractional Share shall be entitled to a proportionate fractional vote. The vote necessary to approve any such matter shall be set forth in this Agreement or in the Bylaws.


The Registrant's By-Laws provide as follows:

Article IV - Meetings of Shareholders

         Section 1. Voting Standard. When a quorum is present at any meeting, the vote of the holders of a majority of the shares cast shall decide any question brought before such meeting, unless the question is one on which, by express provision of applicable law, the Agreement, these Bylaws, or applicable contract, a different vote is required, in which case such express provision shall govern and control the decision of such question.

         Section 2. Voting Procedure. Each whole share shall be entitled to one vote, and each fractional share shall be entitled to a proportionate fractional vote. On any matter submitted to a vote of the shareholders, all shares shall be voted together, except when required by applicable law or when the Trustees have determined that the matter affects the interests of one or more Portfolios (or Classes), then only the shareholders of such Portfolios (or Classes) shall be entitled to vote thereon.